CONFIDENTIAL TREATMENT REQUESTED




SERVICE AGREEMENT

By and Between

PROMEDCO OF ABILENE, INC.

and

ABILENE DIAGNOSTIC CLINIC, P.L.L.C.




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Table of Contents
                                                                       Page No.

SERVICE AGREEMENT..................................................  1

RECITALS...........................................................  1

1. RESPONSIBILITIES OF THE PARTIES.................................  1
1.1    General Responsibilities of the Parties.....................  1
1.2    ADC's Matters...............................................  2
1.3    Patient Referrals...........................................  2

2. POLICY COUNCIL..................................................  2
2.1    Formation and Operation of the Policy Council...............  2
2.2    Duties and Responsibilities of the Policy Council...........  2

3. OBLIGATIONS OF PROMEDCO.........................................  4
3.1    Management and Administration...............................  4
3.2    Administrator...............................................  4
3.3    Expansion of Clinic.........................................  8
3.4    Events Excusing Performance.................................  8
3.5    Compliance With Applicable Laws.............................  8

4. OBLIGATIONS OF ADC..............................................  9
4.1    Professional Services.......................................  9
4.2    Employment Of Physician Employees...........................  9
4.3    Non-Clinic Expenses.........................................  9
4.4    Medical Practice............................................  9
4.5    Professional Insurance Eligibility..........................  9
4.6    Employment Of Non-Physician Employees.......................  9
4.7    Events Excusing Performance.................................  10
4.8    Compliance With Applicable Laws.............................  10
4.9    Restrictions on Use of Clinic Facility......................  10
4.10   ADC Employee Benefit Plans..................................  10
4.11   Physician Powers of Attorney................................  10
4.12   Spokesperson................................................  10
4.13   Delegation of ADC Responsibilities..........................  11

5. RECORDS.........................................................  11
5.1    Patient Records.............................................  11
5.2    Other Records...............................................  11
5.3    Access to Records...........................................  11

6. FACILITIES TO BE PROVIDED BY PROMEDCO...........................  11
6.1    Facilities..................................................  11
6.2    Use of Facilities...........................................  11

7. FINANCIAL ARRANGEMENTS..........................................  12
7.1    Payments to ADC and ProMedCo................................  12
7.2    Calculation of Payments.....................................  12
7.3    Clinic Expenses.............................................  12
7.4    Accounts Receivables........................................  12

8. INSURANCE AND INDEMNITY.........................................  13
8.1    Insurance to Be Maintained by ProMedCo......................  13
8.2    Insurance to be Maintained by ADC...........................  13
8.3    Tail Insurance Coverage.....................................  13
8.4    Additional Insured..........................................  13
8.5    Indemnification.............................................  13




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9. RESTRICTIVE COVENANTS AND LIQUIDATED DAMAGES....................  14
9.1    Restrictive Covenants by ADC................................  14
9.2    Restrictive Covenants By Current Physician Members and
           Physician Employees.....................................  14
9.3    Restrictive Covenants By Future Physician Employees.........  14
9.4    Physician Shareholder and Physician Employee Liquidated
           Damages.................................................  15
9.5    Enforcement.................................................  15
9.6    Termination of Restrictive Covenants........................  15

10. TERM; RENEWAL; TERMINATION.....................................  15
10.1   Term and Renewal............................................  15
10.2   Termination by ADC or Its Assignees.........................  16
10.3   Termination by ProMedCo.....................................  16
10.4   Actions After Termination...................................  17

11. DEFINITIONS....................................................  17
11.1   Net Clinic Revenues.........................................  17
11.2   Distribution Funds..........................................  17
11.3   ProMedCo Distribution.......................................  17
11.4   Clinic......................................................  17
11.5   Clinic Facility.............................................  17
11.6   Clinic Expenses.............................................  17
11.7   Clinic Expenses shall not include...........................  18
11.8   Risk Pool Surpluses.........................................  19
11.9   Risk Pool Cost Of Care......................................  19
11.10  Opening Balance Sheet.......................................  19
11.11  Technical Employees.........................................  19
11.12  Physician Members...........................................  19
11.13  Physician Employees.........................................  19
11.14  Physician Extenders.........................................  20
11.15  ADC Employees...............................................  20
11.16  Effective Date..............................................  20
11.17  Adjustments.................................................  20

12. GENERAL PROVISIONS.............................................  20
12.1   Independent Contractor......................................  20
12.2   Other Contractual Arrangement...............................  20
12.3   Proprietary Property........................................  21
12.4   Cooperation.................................................  21
12.5   Licenses, Permits and Certificates..........................  21
12.6   Compliance with Rules, Regulations and Laws.................  21
12.7   Generally Accepted Accounting Principles (GAAP).............  22
12.8   Notices.....................................................  22
12.9   Attorneys' Fees.............................................  22
12.10  Severability................................................  22
12.11  Arbitration.................................................  22
12.12  Construction of Agreement...................................  22
12.13  Assignment and Delegation...................................  22
12.14  Confidentiality.............................................  23
12.15  Waiver......................................................  23
12.16  Headings....................................................  23
12.17  No Third Party Beneficiaries................................  23
12.18  Time is of the Essence......................................  23
12.19  Modifications of Agreement for Prospective Legal Events.....  23
12.20  Whole Agreement; Modification...............................  24



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 SERVICE AGREEMENT

         This Service Agreement ("Agreement") dated as of January 19, 1996, between ProMedCo of Abilene, Inc., a Texas corporation ("ProMedCo") which is an affiliate of ProMedCo, Inc., a Texas corporation ("Parent") and Abilene' Diagnostic Clinic, P.L.L.C., a professional limited liability company ("ADC").


                                                     RECITALS:

         WHEREAS, ADC is a multi-specialty group medical practice in Abilene, Texas which provides professional medical care to the general public;

         WHEREAS, ProMedCo is in the business of owning certain assets of and managing and administering medical clinics, and providing non-professional support services to and furnishing medical practices with the necessary facilities, equipment, personnel, supplies and support staff,

         WHEREAS, Abilene Diagnostic Clinic Associates, P.A. ("PA"), a Texas professional association, has previously entered into that certain Practice Management Agreement dated as of October 13, 1993, with Southwestern Health Development Corporation ("SHDC") and that certain Practice Management Agreement dated the 20th day of June, 1994, with Abilene Medical Management Services ("AMMS") (collectively the "Hospital Agreements") whereby SHDC and AMMS provide certain clerical, medical records, billing and collection, receptionist, transcription, and switchboard services to PA;

         WHEREAS, ADC desires and intends to assume the Hospital Agreements and to be bound by the terms of the Hospital Agreements and that ProMedCo intends to enter into this Agreement subject to the Hospital Agreements and not to interfere with the Hospital Agreements;

         WHEREAS, subject to the terms and conditions hereof, ADC desires to engage ProMedCo to provide to ADC management services, facilities, personnel, equipment and supplies necessary to operate the clinic (as defined herein) and ProMedCo desires to accept such engagement; and

         WHEREAS, the basis for the financial considerations provided in this Agreement are derived from the revenues generated by the medical practice of ADC, such revenues having been documented by ADC and delivered to ProMedCo prior to the formulation and agreement of such aforementioned financial considerations;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, ADC and ProMedCo hereby agree as follows:

1.       RESPONSIBILITIES OF THE PARTIES

         1.1 General Responsibilities of the Parties. ProMedCo shall provide ADC with offices, facilities, equipment, supplies, non-professional support personnel, and management and financial advisory services. ADC shall be responsible for the recruitment and hiring of physicians, Technical Employees and all issues related to patient care and documentation thereof. ProMedCo shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of ADC and their patients.

         1.2 ADC's Matters. ADC shall maintain sole discretion and authority over the financial matters relative to its own professional limited liability company. It shall set compensation levels for ADC Employees. ADC will also be responsible for all other matters pertaining to the operation of ADC.

         1.3 Patient Referrals. The parties agree that the benefits to ADC do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by ProMedCo to any of ADC's patients in any facility or


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laboratory controlled, managed or operated by ProMedCo.

2.       POLICY COUNCIL

         2.1 Formation and Operation of the Policy Council. A Policy Council will be established which shall be responsible for the major policies which will serve as the basis for operations of the Clinic. The Policy Council shall consist of eight (8) members. ProMedCo shall designate, at its sole discretion, four (4) members of the Policy Council. ADC, at its sole discretion, shall designate four (4) members. Members of the Policy Council shall be entitled to attend and vote by proxy at any meetings of the Policy Council so long as at least one such representative from each party is present in person. Except as may otherwise be provided, the act of a majority of the members of the Policy Council shall be the act of the Policy Council.

         2.2 Duties and Responsibilities of the Policy Council. Subject to the terms of the Hospital Agreements, the Policy Council shall have the following duties and responsibilities.

         2.2.1 Physician Hiring. The Policy Council, with information and analysis provided by ProMedCo, shall determine the number and type of physicians and Physician Extenders required for the efficient operation of the Clinic and ADC shall determine the individual physicians to be hired to fill such positions. The approval of the Policy Council shall be required for any variations to the restrictive covenants in any physician employment contract.

         2.2.2 Patient Fees. As a part of the annual operating budget, in consultation with ADC and ProMedCo, the Policy Council shall review and adopt the fee schedule for all physician and ancillary services rendered by the Clinic.

         2.2.3 Administrator. The selection, retention and termination of the Administrator pursuant to Section 3.1 shall be the responsibility of the Policy Council. If either party is dissatisfied with the services provided by the Administrator, it shall refer the matter to the Policy Council. The Policy
Council  shall  in  good  faith   determine   whether  the  performance  of  the
Administrator could be brought to acceptable levels through counsel and assistance, or whether the Administrator should be terminated. The Policy Council shall be responsible for approving and amending the Employment Agreement of the Administrator.

         2.2.4 Ancillary Services. The Policy Council shall approve Clinic provided ancillary services based upon the pricing, access to and quality of such services.

         2.2.5 Provider and Payor Relationships. The Policy Council shall have responsibility regarding the establishment and maintenance of relationships with institutional health care providers and payors. The Policy Council shall be responsible for approving the allocation of capitation risk pools between the professional and institutional components of these pools to the extent applicable under a payor agreement. ProMedCo and ADC shall use actuarial data from a nationally recognized actuarial firm as agreed to by both parties, for the purposes of allocating capitation funds for those professional services provided by ADC.

         2.2.6 Capital Improvements and Expansion. The Policy Council shall determine the priority for any renovation, expansion plans and major equipment expenditures with respect to the Clinic based upon economic feasibility, physician support, productivity and market conditions. Any capital expenditure in excess of $10,000 shall require the approval of the Policy Council.

         2.2.7 Annual Budgets. All annual capital and operating budgets prepared by ProMedCo, as set forth in Section 3 and employing ProMedCo's financial expertise, shall be subject to the review and approval of the Policy Council, provided, however, ProMedCo shall have final approval of any capital required by ProMedCo.


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         2.2.8  Strategic Planning.  The Policy Council, with the assistance of
ProMedCo, shall develop long-term strategic planning objectives.

         2.2.9 Exceptions to Inclusion in the Net Revenue Calculation. The exclusion of any revenue from Net Revenue, including any medical director fees, whether now or in the future, shall be subject to the approval of the Policy Council.

         2.2.10 Advertising. All advertising and marketing of the services performed at the Clinic shall be subject to the prior review and approval of the Policy Council, in compliance with applicable laws and regulations governing professional advertising and in accordance with the standards and medical ethics of the American Medical Association and the Texas Medical Association.

         2.2.11 Grievance Issues. Subject to the provisions of Section 1.2 of this Agreement, the Policy Council shall consider and make final decisions regarding grievances pertaining to matters not specifically addressed in this Agreement as referred to it by ADC or ProMedCo.

         2.2.12 Amendment of Hospital Agreements. The Policy Council shall approve any amendments to either of the Hospital Agreements.

3. OBLIGATIONS OF PROMEDCO

         Subject to the terms of the Hospital Agreements, during the term of this Agreement, ProMedCo shall provide or arrange for the services set forth in this Section 3, the cost of all of which shall be included in Clinic Expenses. ProMedCo is hereby expressly authorized to perform its services in whatever manner it deems reasonably appropriate, in accordance with policies approved by the Policy Council, and including without limitation, performance of some functions at locations other than the Clinic Facility. ADC will not act in a manner which would prevent ProMedCo from efficiently managing the Clinic Facility operations in accordance with the terms of this Agreement and the policies of the Policy Council. ADC, through its ADC Employees, will provide all medical services. ProMedCo will have no authority, directly or indirectly, to perform, and will not perform any medical function. ProMedCo may, however, advise ADC as to the relationship between its performance of medical functions and the overall administrative and business functioning of the Clinic.

         3.1 Management and Administration. Subject to the terms of the Hospital Agreements, ADC hereby appoints ProMedCo as the sole and exclusive manager and administrator of all non-medical functions and services related to ADC's services at the Clinic. ADC shall perform all medical services, and ProMedCo shall have no authority, directly or indirectly, to perform, and will not perform any medical function. Without limiting the generality of the foregoing, ProMedCo shall provide the following administrative, management and marketing services as may be required in conjunction with ADC's services at the Clinic. ProMedCo shall hire and supervise an Administrator, subject to the approval of the Policy Council pursuant to Section 2.2.3, to manage and administer all of the day-to-day business functions of ProMedCo subject to the terms of the Hospital Agreements, including without limitation:

         3.1.1 Annual Budgets. Financial planning and preparation of annual budgets. Annually and at least thirty (30) days prior to the commencement of each fiscal year, ProMedCo shall prepare and deliver to ADC capital and operating budgets reflecting in reasonable detail anticipated revenues and expenses, sources and uses of capital for growth of ADC's practice and Clinic services.


         3.1.2 Financial Statements. ProMedCo shall prepare monthly and fiscal year unaudited financial statements containing a balance sheet and a statement of income for Clinic operations, which shall be delivered to ADC within thirty
(30) days after the close of each calendar month. The fiscal year statement shall be reviewed by a certified public accountant as selected by ProMedCo in connection with the audit of the financial statements of Parent. If ADC desires


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an audit in addition to the audit  provided by ProMedCo,  such an audit would be at ADC's expense.

         3.1.3 Non-Physician Personnel. ProMedCo will provide all personnel reasonably necessary for the conduct of Clinic operations with the exception of Technical Employees. ProMedCo shall determine and cause to be paid the salaries, fringe benefits and any sums for income taxes, unemployment insurance, social security taxes or any other withholding amounts required by applicable law or governmental authority, of all such personnel. Such personnel shall be under the direction, supervision and control of ProMedCo, with those personnel performing patient care services subject to the professional supervision of ADC. If ADC is dissatisfied with the services of any person, ADC shall consult with ProMedCo. ProMedCo shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee should be terminated. All of ProMedCo's obligations regarding staff shall be governed by the overriding principle and goal of providing high quality medical care.

         3.1.4 Quality and Utilization Management. ProMedCo will assist ADC in fulfilling its obligation to its patients to maintain high quality medical and professional services, including patient satisfaction programs, employee education, outcomes analysis, utilization programs, clinical protocol development and to implement a risk management program.

         3.1.5 Facilities and Equipment. ProMedCo will ensure the proper cleanliness of the premises, maintenance and cleanliness of the equipment, furniture and furnishings located on the premises.

         3.1.6 Inventory Control and Purchasing Supplies. ProMedCo shall order and purchase inventory and supplies, and such other ordinary, necessary or appropriate materials which are reasonably necessary to deliver quality Clinic services in a cost effective manner.

         3.1.7 Managed Care Contracting. ProMedCo will be responsible for marketing, negotiation, and administering all managed care contracts, subject to the provisions of Section 2.2.5; provided, however, no contract or arrangement regarding the provision of Clinical services shall be entered into without ADC's consent.

         3.1.8 Billing and Collections. ProMedCo shall bill patients and collect all fees for services performed inside or outside the Clinic Facility or arrange for such billing and collection. ADC hereby appoints ProMedCo, for the term hereof, to be its true and lawful attorney-in-fact for the following purposes
(i) to bill patients in ADC's name and on its behalf, (ii) to collect accounts receivable resulting from such billing in ADC's name and on its behalf, (iii) to receive payments from Blue Shield, Medicare, Medicaid, payments from health plans, and all other third party payors; (iv) to receive the cash proceeds of any accounts receivable subject to the Hospital Agreements; (v) to take possession of and endorse in the name of ADC (and/or in the name of an individual physician, such payment intended for purpose of payment of a physician's bill) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; and (vi) in accordance with policies adopted by the Policy Council, to initiate legal proceedings in the name of ADC to collect any accounts and monies owed to the Clinic, to enforce the rights of ADC as creditors under any contract or in connection with the rendering of any service, and to contest Adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors. All Adjustments made for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee shall be done in a reasonable and consistent manner.

         3.1.9 Deposit of Net Clinic Revenues. During the term of this Agreement, all Net Clinic Revenues collected resulting from the operations of the Clinic shall be deposited directly into a bank account of which ADC shall be the owner ("Account"). ProMedCo and ADC shall maintain their accounting records in such a way as to clearly segregate Net Clinic Revenues from other funds of ProMedCo or ADC. ADC hereby appoints ProMedCo as its true and lawful attorney-in-fact to deposit in the Account all revenues collected. ADC covenants, and shall cause all ADC Employees to covenant, to forward any payments received with respect to Net Clinic Revenues for services provided by ADC and ADC Employees to ProMedCo for deposit. ProMedCo shall have the right to withdraw funds from the Account and all owners of the Account shall execute a revocable standing transfer order ("Transfer Order") under which the bank maintaining the Account shall periodically transfer the entire balance of the Account to a separate bank account owned solely by ProMedCo ("ProMedCo Account"). ADC and ProMedCo hereby agree to execute from time to time such documents and instructions as shall be required by the bank maintaining the Account and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions. Any action by ADC that interferes with the operation of this Section, including, but not limited to, any failure to deposit or have ProMedCo deposit any Net Clinic Revenues into the Account, any withdrawal of any funds from the Account not authorized by the express terms of this Agreement, or any revocation of or attempt to revoke the Transfer Order (otherwise than upon expiration or termination of this Agreement), will constitute a breach of this Agreement and will entitle ProMedCo, in addition to any other remedies that it may have at law or in equity, to seek a court ordered assignment of the following rights:

         (a) To collect accounts receivable resulting from the provision of services to patients of ADC and its ADC Employees;

         (b) To receive payments from patients, third party payor plans, insurance companies, Medicare, Medicaid and all other payors with respect to services rendered by ADC and its ADC Employees;

         (c) To take possession of and endorse any notes, checks, money orders, insurance payments and any other instruments received as payment of such accounts receivable; and

         (d)     To collect all revenues of the Clinic.

         3.1.10 Management Information Systems/Computer Systems. ProMedCo shall supervise and provide information systems that are necessary and appropriate for the operation of the Clinic.

         3.1.11 Legal and Accounting Services. ProMedCo shall arrange for or render to ADC such business, legal and financial management consultation and advice as may be reasonably required or requested by ADC and directly related to the operations of the Clinic. ProMedCo shall not be responsible for rendering any legal or tax advice or services or personal financial services to ADC or any employee or agent of ADC.

         3.1.12 Negotiation and Payment of Premiums For All Insurance Products Held By ADC. ProMedCo shall negotiate for and cause premiums to be paid with respect to the insurance, which is necessary and appropriate for the operation of the Clinic. Premiums and deductibles with respect to such policies shall be Clinic Expense.

         3.1.13 Physician Recruiting. ProMedCo shall assist ADC in recruiting additional physicians, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, ADC shall interview and make the ultimate decision as to the suitability of any physician to become associated with the Clinic. All physicians recruited by ProMedCo and accepted by ADC shall be the sole employees of ADC to the extent such physicians are hired as employees. Any expenses incurred in the recruitment of physicians, including, but not limited to, employment agency fees, relocation and interviewing expenses shall be Clinic Expenses approved by the Policy Council.

         3.1.14 Supervision of Ancillary Services. ProMedCo shall operate and supervise such ancillary services as approved by the Policy Council.


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         3.1.15  Strategic Planning Assistance.  ProMedCo shall assist with and implement the strategic plan as approved by the Policy Council.

         3.1.16 Advertising and Public Relations. ProMedCo shall implement all advertising and public relations activities that are approved by the Policy Council.

         3.1.17 Files and Records. ProMedCo shall supervise and maintain custody of all files and records relating to the operation of the Clinic, including but not limited to accounting, billing, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of ADC and shall be located at Clinic facilities so that they are readily accessible for patient care. The management of all files and records shall comply with applicable state and federal statutes. ProMedCo, shall use its reasonable efforts to preserve the confidentiality of patients medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein, provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.

         3.1.18  Payments.  ProMedCo  shall  make the  payments  required  under
Section 7 "Financial Arrangements" of this Agreement.

         3.2 Administrator. ProMedCo shall hire and employ the Administrator, pursuant to the instructions of the Policy Council as described in Section 2.2.3.

         3.3 Expansion of Clinic. ProMedCo will pursue various programs to increase revenue and profitability including assisting ADC in adding additional office based procedures, ancillary services and adding additional satellite office(s) as determined by the Policy Council to be beneficial to the Clinic. ProMedCo will also assist in recruiting new physicians and developing relationships and affiliations with other physicians, hospitals, networks, HMOs, etc. To assist in the continued growth and development of the Clinic, ProMedCo may acquire other physician practices for integration into ADC as approved by the Policy Council. ADC will cooperate with ProMedCo in such efforts and use its best efforts to assist ProMedCo with respect thereto. Without limiting the generality of the foregoing, ADC will not enter into any agreements with respect to any such matter without the prior consent of ProMedCo. ProMedCo shall not purchase the assets of, establish, operate, manage, or in any way own or operate any medical facility, clinic, or other health care facility providing services within a radius of twenty-five (25) miles of the Taylor County Courthouse in Abilene, Texas, or within a radius of twenty-five (25) miles of any current or future medical office, clinic, or other health care facility from which ADC provides medical services, without the consent of ADC.

         3.4 Events Excusing Performance. ProMedCo shall not be liable to ADC for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, or other events over which ProMedCo has no control for so long as such events continue, and for a reasonable amount of time thereafter.

         3.5 Compliance With Applicable Laws. ProMedCo shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

4.       OBLIGATIONS OF ADC

         4.1 Professional Services. ADC shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession. ADC shall also ensure that each physician associated with ADC is licensed by the State of Texas. In the event that any disciplinary actions or medical malpractice actions are initiated against any such physician, ADC shall immediately inform the Administrator of such action and the underlying facts and circumstances. ADC shall carry out a program to monitor the quality of medical care practiced, with ProMedCo's assistance. ADC will cooperate with ProMedCo in taking steps to resolve any utilization review or quality management issues which may arise in connection with the Clinic. The costs of any such utilization review or quality management programs shall be a Clinic Expense.

         4.2 Employment Of Physician Employees. ADC shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physician Members and Physician Employees, although at the request of ADC, ProMedCo shall consult with ADC regarding such matters. ADC shall enforce formal employee agreements from each of its Physician Members and Physician Employees, hired or contracted, substantially in the form attached hereto as Exhibit "C".

         4.3 Non-Clinic Expenses. ADC shall be solely responsible for the payment of all costs and expenses incurred in connection with ADC's operations which are not Clinic Expenses, including, but not limited to: accounting and other professional services fees; salaries and benefits; retirement plan contributions; health, disability and life insurance premiums; payroll taxes; membership in professional associations; continuing medical education; and licensing and board certification fees of Physician Members, Physician Employees and those Physician Extenders who are not under the direct supervision of a Physician Member or Physician Employee.

         4.4 Medical Practice. ADC shall use and occupy the Clinic Facility exclusively for the practice of medicine, and shall comply with all applicable local rules, ordinances and all standards of medical care. It is expressly acknowledged by the parties that the medical practice or practices conducted at the Clinic Facility shall be conducted solely by physicians associated with ADC, and no other physician or medical practitioner shall be permitted to use or occupy the Clinic Facility without the prior written consent of the Policy Council.

         4.5 Professional Insurance Eligibility. ADC shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its Physician Members and Physician Employees are insurable, and participating in an ongoing risk management program.

         4.6 Employment Of Non-Physician Employees. There will be certain Technical Employees that perform technical functions for ADC. These Technical Employees will remain in the employ of ADC. As provided in Section 3.1.3., ProMedCo will provide payroll and administrative services for such Technical Employees.

         4.7 Events Excusing Performance. ADC shall not be liable to ProMedCo for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, or other events over which ADC has no control for so long as such events continue, and for a reasonable amount of time thereafter.

         4.8 Compliance With Applicable Laws. ADC shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

         4.9 Restrictions on Use of Clinic Facility. ADC shall at all times during the term of this Agreement comply with the policy of ProMedCo stated in
Section 6 herein.

         4.10  ADC Employee Benefit Plans.

         (a) As of the Effective Date of this Agreement, ADC has in effect the employee welfare benefit plans (as such term is defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and the employee pension benefit plans (as such term is defined in Section 3(2) of ERISA), as set forth in Exhibit "D" to this Agreement.



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         (b) ADC  shall  not  enter  into any new  "employee  benefit  plan" (as defined in Section 3(3) of ERISA) without the express written consent of ProMedCo. Except as otherwise required by law, ADC shall not materially amend, freeze, terminate or merge any ADC Plan without the express written consent of ProMedCo. ADC agrees to make such changes to ADC's Plan, including the freeze, termination, or merger of such ADC Plan, as may be approved by ProMedCo.

         (c) Expenses incurred in connection with any ADC Plan or other employee benefit plan maintained by ADC, including without limitation the compensation of counsel, accountants, corporate trustees and other agents shall be included in Clinic Expenses.

         (d) The contribution and administration expenses for Physician Members and Physician Employees shall be an expense of ADC. ProMedCo shall make contributions or payments with respect to any ADC Plan, as a Clinic Expense, on behalf of eligible Technical Employees.

         (e) ProMedCo shall have the sole and exclusive authority to adopt, amend, or terminate any employee benefit plan for the benefit of its employees. ProMedCo shall have the sole and exclusive authority to appoint the trustee, custodian, and administrator of any such plan.

         4.11 Physician Powers of Attorney. ADC shall require all ADC Employees to execute and deliver to ProMedCo powers of attorney, satisfactory in form and substance to ProMedCo and ADC, appointing ProMedCo as attorney-in-fact for each for the purposes set forth in Section 3.1.8 and 3.1.9, which powers of attorney shall immediately terminate upon termination of this Agreement.

         4.12 Spokesperson. ADC shall serve as spokesperson for ProMedCo, Parent and Clinic regarding sales and development activities. The parties agree that Drs. Arthur, Bailey, and Headstream, or such other Physician Members as the Policy Council shall appoint, shall serve in this capacity on behalf of ADC.

         4.13 Delegation of ADC Responsibilities. ADC shall delegate to ProMedCo all duties and responsibilities it may have for the management and administration of the Hospital Agreements, including, but not limited to, those duties, powers, and responsibilities vested in ADC pursuant to the Hospital Agreements. ADC shall inform the Hospitals of the delegation of responsibilities to ProMedCo and shall fully cooperate with ProMedCo in effecting such delegation.

5.  RECORDS

         5.1 Patient Records. Upon termination of this Agreement, ADC shall retain all patient medical records maintained by ADC or ProMedCo in the name of ADC. ADC shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by ADC.

         5.2 Other Records. All records relating in any way to the operation of the Clinic which are not the property of ADC under the provisions of Section 5.1 above, shall at all times be the property of ProMedCo. ADC shall be authorized to obtain copies of all records relating to the operation of the Clinic at any reasonable time during business hours.

         5.3 Access to Records. During the term of this Agreement, and thereafter, ADC or its accountant or other designee shall upon 24 hours notice have reasonable access during normal business hours to ADC's and ProMedCo's financial records, including, but not limited to, records of collections, expenses and disbursements as kept by ProMedCo in performing ProMedCo's obligations under this Agreement, and ADC may copy any or all such records.

6.  FACILITIES TO BE PROVIDED BY PROMEDCO

         6.1 Facilities. ProMedCo hereby agrees to provide or arrange as a Clinic Expense the offices and facilities for Clinic operations, including but not limited to, the Clinic Facility and all costs of repairs, maintenance and improvements, utility (telephone, electric, gas, water) expenses, normal janitorial services, related real or personal property lease cost payments and expenses, taxes and insurance, refuse disposal and all other costs and expenses reasonable incurred in conducting operations in the Clinic Facility during the term of this Agreement.

         6.2 Use of Facilities. Voluntary abortions will not be performed in facilities that are owned or leased by ProMedCo or any of its affiliates in whole or in part. ProMedCo and ADC agree that ADC, as an independent contractor, is a separate organization that retains the authority to direct the medical, professional, and ethical aspects of its medical practice. If a Physician Member or a Physician Employee performs abortion procedures in any facility, ProMedCo shall not receive any ProMedCo Distribution from the revenue generated from such procedures.

7.  FINANCIAL ARRANGEMENTS

         7.1 Payments to ADC and ProMedCo. ADC and ProMedCo agree that the compensation set forth herein is being paid to ProMedCo in consideration of a substantial commitment made by ProMedCo hereunder and that such fees are fair and reasonable. As payment for its services rendered to ADC, each month ProMedCo shall be paid the amount of all Clinic Expenses and the ProMedCo Distribution. All Net Clinic Revenues after deduction of Clinic Expenses, and the ProMedCo Distribution, shall be referred to as the "ADC Distribution. "


         7.2 Calculation of Payments. ProMedCo shall pay to ADC in accordance with the provisions of Section 7.4 the ADC Distribution amounts on or about the 15th day of such following month. Some amounts may need to be estimated, with Adjustments made as necessary the following month. Any audit Adjustments would be made after completion of the fiscal year audit.

         7.3 Clinic Expenses. Commencing on the Effective Date, ProMedCo shall pay all Clinic Expenses as they fall due, provided, however, that ProMedCo may, in the name of and on behalf of ADC, contest in good faith any claimed Clinic Expenses as to which there is any dispute regarding the nature, existence or validity of such claimed Clinic Expenses. ProMedCo hereby agrees to indemnify and hold ADC harmless from and against any liability, loss, damages, claims, causes of action and reasonable expenses of ADC resulting from the contest of any Clinic Expenses.

         7.4 Accounts Receivables. Except for the first month of this Agreement, on approximately the 15th day of each month, ProMedCo shall purchase the accounts receivable of ADC arising during the previous month, by payment of cash, or other readily available funds into an account of ADC. The consideration for the purchase shall be an amount equal to actual charges of ADC for the previous month, less Adjustments. The Purchase Amount shall be further reduced by the amount due to ProMedCo for the previous month's Clinic Expenses and ProMedCo Distribution and such reduction shall serve as payment for such month's Clinic Expenses and ProMedCo Distribution as provided for in Section 7.1 above. Although it is the intention of the parties that ProMedCo purchase and thereby become owner of the accounts receivable of ADC, in case such purchase shall be ineffective for any reason, ADC, as of the Effective Date of this Agreement, grants and shall cause each ADC Employee to grant to ProMedCo a first priority lien on and security interest in and to any and all interest of ADC and such ADC Employees in any accounts receivable generated by the medical practice of ADC and the ADC Employees or otherwise generated through the operations of the Clinic, and all proceeds with respect thereto, to secure the payment to ProMedCo of all such accounts receivable, and this Agreement shall be deemed to be a security agreement to the extent necessary to give effect to the foregoing. In addition, ADC shall cooperate with ProMedCo and execute and deliver, and cause each ADC Employee to execute and deliver, all necessary documents in connection with the pledge of such accounts receivable to ProMedCo or at ProMedCo's option, its lenders. All collections in respect of such accounts receivable shall be deposited in a bank account at a bank designated by ProMedCo. To the extent ADC or any ADC Employee comes into possession of any payments in respect of such accounts receivable, ADC or such ADC Employee shall direct such payments to ProMedCo for deposit in bank accounts designated by ProMedCo.


8.       INSURANCE AND INDEMNITY

         8.1 Insurance to Be Maintained by ProMedCo. Throughout the term of this Agreement, ProMedCo will use reasonable efforts to provide and maintain, as a Clinic Expense, all necessary insurance, including, but not limited to comprehensive professional liability insurance for all professional employees of ProMedCo and ADC with limits as determined reasonable by ProMedCo in its national program, comprehensive general liability insurance and property insurance covering the Clinic Facility and operations.

         8.2 Insurance to be Maintained by ADC. Unless otherwise determined by the Policy Council, throughout the term of this Agreement, subject to the provisions of Section 4.5 and Section 8. 1, ADC shall maintain comprehensive professional liability insurance with limits of not less than $300,000 per claim and with aggregate policy limits of not less than $600,000 per physician and a separate limit for ADC. ADC shall be responsible for all liabilities (including without limitation deductibles and excess liabilities) not paid within the limits of such policies. ProMedCo shall have the option, with Policy Council approval, of providing such professional liability insurance through an alternative program, provided such program meets the requirements of the Insurance Commissioner of the State of Texas.

         8.3 Tail Insurance Coverage. Unless covered by an "occurrence" malpractice policy, ADC will cause each individual physician associated with the Clinic to enter into an agreement with ADC that upon termination of such physician's relationship with ADC, for any reason, tail insurance coverage will be purchased by the individual physician. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by ADC and the individual physicians, and ADC hereby covenants with ProMedCo to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of ADC.

         8.4 Additional Insured. ADC and ProMedCo agree to use their best efforts to have each other named as an additional insured on the other's respective professional liability insurance programs at ProMedCo's expense.

         8.5 Indemnification. ADC shall indemnify, hold harmless and defend ProMedCo, its officers, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), to the extent not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the performance of medical services or any other acts or omissions by ADC and/or its Members, agents, employees and/or subcontractors (other than ProMedCo) during the term hereof, including any claim against ProMedCo by an ADC Employee, which claim arises out of such ADC Employees' employment relationship with ADC or as a result of services performed by such ADC Employee, and which claim would typically be covered by worker's compensation and (ii) any claims made by Hospitals against ProMedCo because of ProMedCo's entering into and its performance of the terms and conditions of this Agreement, including, but not limited to, any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees) for alleged breach of or tortious interference with the Hospital Agreements. ProMedCo shall indemnify, hold harmless and defend ADC, its officers, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), to the extent not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by ProMedCo and/or its Members, agents, employees and/or subcontractors (other than ADC) during the term of this Agreement, except for any liability, loss, damage, claim, causes of action, and expenses which might arise in connection with the

Hospital Agreements.

9. RESTRICTIVE COVENANTS AND LIQUIDATED DAMAGES

         The parties recognize that the services to be provided by ProMedCo shall be feasible only if ADC operates an active medical practice to which the physicians associated with ADC devote their full time and attention. To that end:

         9.1 Restrictive Covenants by ADC. During the term of this Agreement, ADC shall not, outside the Clinic, establish, operate or provide physician services at any medical office, clinic or other health care facility providing services substantially similar to those provided by ADC pursuant to this Agreement anywhere within a radius of twenty-five (25) miles of the Taylor County Courthouse in Abilene, Texas, or within a radius of twenty-five (25) miles of any current or future medical office, clinic or other health care facility from which ADC provides medical services.

         9.2 Restrictive Covenants By Current Physician Members and Physician Employees. ADC shall enforce the employment agreements with its current Physician Members and Physician Employees in a form satisfactory to ProMedCo, pursuant to which the Physician Members and Physician Employees agree not to establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by ADC pursuant to this Agreement within a radius of twenty-five (25) miles of the Taylor County Courthouse in Abilene, Texas, or within a radius of twenty-five (25) miles of any current or future medical office, clinic or other health care facility from which ADC provides medical services, and for a period of thirty-six (36) months after the first date of such Physician Shareholder's or such Physician
Employee's employment with ADC. ProMedCo shall have third-party rights to enforce such agreements.

         9.3 Restrictive Covenants By Future Physician Employees. ADC shall obtain and enforce formal employment agreements from each of its future Physician Members and Physician Employees in a form satisfactory to ProMedCo, pursuant to which such physicians agree not to establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by ADC pursuant to this Agreement within a radius of twenty-five
(25) miles of the Taylor County Courthouse in Abilene, Texas, or within a radius of twenty-five (25) miles of any current or future medical office, clinic or other health care facility from which ADC provides medical services during the term of said Physician Employee's employment with ADC and for a period of thirty-six (36) months after the date of their first employment with ADC. ProMedCo shall have third-party rights to enforce such agreements.

         9.4 Physician Shareholder and Physician Employee Liquidated Damages. The restrictive covenants described in Sections 9.2 and 9.3 of this Agreement will provide that the Physician Members and Physician Employees (existing or future) may be released from their restrictive covenants by paying Liquidated Damages in the amount of Two Hundred Thousand Dollars ($200,000.00) or such physician's income from the practice of medicine, as reported to the Internal Revenue Service for the previous twelve (12) months, whichever is less. Such payment shall be made to ProMedCo by ADC simultaneously with the payment by the physician to ADC. Such payment shall be first applied to all costs incurred by ProMedCo in the enforcement of the restrictive covenant for that departing physician and in recruiting a replacement physician for that departing physician. The remainder, if any, shall become an additional service fee to be paid to ProMedCo pursuant to Section 7. The accounting treatment of such funds shall be consistently applied and approved by ProMedCo's independent certified public accountants and the Policy Council.

         9.5 Enforcement. ProMedCo and ADC acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this
Section 9 shall be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of Section 9 relating to territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity, restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity, restricted and/or area of restriction deemed to be reasonable and enforceable by the court shall thereafter be the time period, scope of activity, restricted and/or area of restriction applicable to the restrictive covenant provisions in this Section 9. The invalidity of non-enforceability of this
Section 9 in any respect shall not affect the validity of enforceability of the remainder of this Section 9 or of any other provisions of this Agreement unless the invalid or non-enforceable provisions materially affect the benefits either party would otherwise be entitled to receive under this Section 9 or any other provision of this Agreement.

         9.6 Termination of Restrictive Covenants. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated pursuant to
Section 10.2 herein, the restrictive covenants contained in this Section 9 shall be null and void and of no force or effect.

10. TERM; RENEWAL; TERMINATION

         10.1 Term and Renewal. The term of this Agreement shall commence on the Effective Date, as hereinafter defined, and shall continue for forty (40) years, after which it shall automatically renew for 5-year terms unless either party provides the other party with at least twelve (12) months but not more than thirteen (13) months written notice prior to any renewal date.

         10.2 Termination by ADC or Its Assignees. ADC or its assignees may terminate this Agreement as follows:

         10.2.1 In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by ProMedCo, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by ProMedCo, except for the filing of a petition in involuntary bankruptcy against ProMedCo which is dismissed within 30 days thereafter, ADC may give notice of the immediate termination of this Agreement.

         10.2.2 In the event ProMedCo shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of 90 days after written notice thereof has been given to ProMedCo by ADC; or ProMedCo shall fail to remit the payments due as provided in Section 7 hereof and such failure to remit shall continue for a period of 15 days after written notice thereof, ADC may terminate this Agreement. Termination of this Agreement pursuant to this subsection (2) by ADC shall require the affirmative vote of 75 % of the Physician Members.

         10.2.3 In the event any person or persons (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires or acquires the right to vote, through acquisition, tender offer, proxy solicitation, merger or consolidation, fifty percent (50%) or more of ProMedCo, Inc. then issued and outstanding Common Stock, or securities representing fifty percent (50%) or more of the combined voting power of ProMedCo, Inc. then issued and outstanding securities, then ADC or its assignees shall have the option to terminate this Agreement, provided however, that ADC must exercise this option within thirty (30) days following this change in ownership. Termination of this Agreement pursuant to this Section by ADC or its assignees shall require the affirmative vote of 75 % of ADC's Physician Members or the Physician Members of ADC's assignees.

         10.2.4 In the event ProMedCo shall default on any of its payments due under any agreement between ProMedCo and ADC, and such failure to remit shall continue for fifteen (15) days after written notice thereof.

         10.3 Termination by ProMedCo. ProMedCo may terminate this Agreement as follows:

         10.3.1 In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by ADC, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by ADC, except for the filing of a petition in involuntary bankruptcy against ADC which is dismissed within 30 days thereafter, ProMedCo may give notice of the immediate termination of this Agreement.

         10.3.2 In the event ADC shall materially default in the performance of any duty or obligation imposed upon it by this Agreement or in the event a majority of the Physicians Members shall materially default in the performance of any duty or obligation imposed upon them by this Agreement or by their employment agreements with ADC, and such default shall continue for a period of 90 days after written notice thereof has been given to ADC and such Physician Members by ProMedCo, ProMedCo may terminate this Agreement.


         10.4 Actions After Termination. In the event that this Agreement shall be terminated, the ADC Distribution and the ProMedCo Distribution shall be paid through the effective date of termination. In addition, the various rights and remedies herein granted to the aggrieved party shall be cumulative and in addition to any others such party may be entitled to by law. The exercise of one or more rights or remedies shall not impair the right of the aggrieved party to exercise any other right or remedy, at law.

11. DEFINITIONS

         For the purposes of this Agreement, the following definitions shall apply:

         11.1 Net Clinic Revenues shall mean ADC's gross billings, including ancillaries and any other revenues that have historically been recorded by ADC, less Adjustments and less any Risk Pool Surpluses.

         11.2 Distribution Funds shall mean those amounts remaining after Clinic Expenses have been deducted from Net Clinic Revenue.

         11.3 ProMedCo Distribution shall mean [*]% of Distribution Funds plus a percentage of Risk Pool Surpluses established by Exhibit A.

         11.4 Clinic shall mean the medical care services, including, but not limited to the practice of medicine, and all related healthcare services provided by ADC and the ADC Employees, utilizing the management services of ProMedCo and the Clinic Facility, regardless of the location where such services are rendered.

         11.5 Clinic Facility shall mean the clinic facilities located at 1665 Antilley Road, Suite 200, Abilene, Texas, and 1150 North 28th, Suite 300, Abilene, Texas, and any substitute facility or additional facility location, whether within or without Taylor County, as approved by the Policy Council.

         11.6 Clinic Expenses shall mean the amount of all expenses incurred in the operation of the Clinic including, without limitation:

         11.6.1 Salaries, benefits (including contributions under any Parent benefit plan), and other direct costs of all Technical Employees, Physician Extenders who are under the direct supervision of Physician Members or Physician Employees and all employees of ProMedCo attributable to ADC;

         11.6.2 Direct costs, including benefits, of all employees or consultants of Parent or affiliate of ProMedCo who, with approval of the Policy Council, provides services at or in connection with ADC required for improved performance, such as work management, purchasing, information systems, charge and coding


CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

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analysis,  managed care sales, negotiating and contracting,  financial analysis, and business office consultation; provided, however, only that portion of such employee's or consultant's costs without mark-up by Parent that is allocable to Clinic will be a Clinic Expense;

         11.6.3 Obligations of ProMedCo or Parent under leases or subleases related to Clinic operations;

         11.6.4 Interest Expense on indebtedness incurred by ProMedCo or Parent to finance or refinance any of its obligations hereunder or services provided hereunder.

         11.6.5  Personal   property  and  intangible   taxes  assessed  against
ProMedCo's assets used in connection with the operation of Clinic commencing on the date of this Agreement;

         11.6.6 Malpractice insurance expenses for ProMedCo's operations and for the ADC Employees, as well as any deductibles and non-insured expenses relating to malpractice claims;

         11.6.7  All management fees paid under the Hospital Agreements;

         11.6.8 All expenses of providing equipment and supplies or performing all management or other services listed in Section 3, "Obligations of ProMedCo, " as well as any other expenses that are described as "Clinic Expenses" elsewhere in this Agreement.

         11.6.9 Other expenses incurred by ProMedCo in carrying out its obligations under this Agreement.

         11.7  Clinic Expenses shall not include:

         11.7.1 Corporate overhead charges or any other expenses of Parent or any corporation affiliated with Parent other than the kind of items listed above;

         11.7.2  Any federal or state income taxes;

         11.7.3 Any expenses which are expressly designated herein as expenses or responsibilities of ADC and/or ADC Employees;

         11.7.4 Any amortization 'expense resulting from the amortization of expenses incurred as shown on Parent's financial statements, in connection with the acquisition pursuant to the Asset Purchase Agreement and the execution of this Agreement;

         11.7.5 Interest expense or indebtedness incurred by ProMedCo or Parent to finance the consideration paid under the Asset Purchase Agreement;

         11.7.6 Any liabilities, judgments or settlements assessed against ADC or Physician Members in excess of any insurance policy limited; and

         11.7.7 Expenses incurred specifically for the management of risk pools.

         11.8 Risk Pool Surpluses shall mean all hospital risk funds, specialist risk funds, and funds from risk pools under any risk bearing or risk sharing arrangement, after deduction of Risk Pool Cost Of Care, and after making any deductions for capitation or other risk pools that are in a deficit position.

         11.9 Risk Pool Cost Of Care shall mean all claims, capitation payments, and Incurred But Not Reported (IBNR) calculations charged against any risk pool (defined as any hospital risk fund, specialist risk fund, and funds from risk pools under any risk bearing or risk sharing arrangement). Risk Pool Cost Of Care shall also include expenses incurred specifically for the management of risk pools.

         11.10 Opening Balance Sheet shall mean the balance sheet of ProMedCo as of the Effective Date prepared in accordance with GAAP (except for the absence of certain note information), and substantially in the form of the attached Exhibit B subject to Adjustments in the Consideration (as defined in the Asset Purchase Agreement).

         11.11 Technical Employees shall mean technicians who provide services in the diagnostic areas of ADC's practice, such as employees of the Clinic laboratory, radiology technicians and cardiology technicians. AU Technical Employees shall be ADC employees.

         11.12 Physician Members shall mean any physician who is a shareholder of ADC, both as of the date of this Agreement (which said Physician Members are parties to this Agreement) and at any future point in time.

         11.13 Physician Employees shall mean any physician employed by ADC and providing medical services to patients on behalf of ADC, who are not Physician Members.

         11.14 Physician Extenders shall mean all nonphysician professional employees who provide direct patient care for which a billed charged is generated.

         11.15 ADC Employees shall mean all Physician Members, Physician Employees and Technical Employees at the relevant date.

         11.16 Effective Date shall mean the later date of: (a) one year from the first day of the month following January 19, 1996; or (b) the first day of the month following the date of the initial public offering ("IPO") of ProMedCo.

         11.17 Adjustments "Adjustments" shall mean any Adjustments to ADC's gross billings for uncollectible accounts, discounts, Medicare and Medicaid disallowances, workers' compensation discount, employee/dependent health care benefit programs, professional courtesies, and other activities that do not generate a collectible fee. Any adjustments made shall be based on a reasonable historical basis, or a reasonable prospective basis should a new payor agreement apply, and shall be periodically modified during the year to reflect the actual Adjustments. Final Adjustments and any resulting payments owed by one party to the other shall be made within (30) days after completion of the fiscal year audit.

12.  GENERAL PROVISIONS

         12.1 Independent Contractor. It is acknowledged and agreed that ADC and ProMedCo are at all times acting and performing hereunder as independent contractors. ProMedCo shall neither have nor exercise any control or direction over the methods by which ADC or the ADC Employees practice medicine. The sole function of ProMedCo hereunder is to provide all management services in a competent, efficient and satisfactory manner. ProMedCo shall not, by entering into and performing its obligations under this Agreement, become liable for any of the existing obligations, liabilities or debts of ADC unless otherwise specifically provided for under the terms of this Agreement. ADC shall not, by entering into and performing its obligations under this Agreement, become liable for any of the existing obligations, liabilities, or debts of ProMedCo, unless otherwise specifically provided for under the terms of this Agreement. ProMedCo will in its management role have only an obligation to exercise reasonable care in the performance of the management services. Neither party shall have any liability whatsoever for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of the other party. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants.

         12.2 Other Contractual Arrangement. The parties acknowledge and agree that they have been advised and consent to the fact that ProMedCo, or its affiliates (i) may have, prior to the date of this Agreement, discussed proposals with respect to, or (ii) may, from time to time hereafter, enter into agreements with one or more ADC Employees to provide consulting, medical direction, advisory or similar services relating to activities of ProMedCo or its affiliates in clinical areas. The parties agree that such agreement, if any, shall be entered into at the sole discretion of the parties thereto and subject to such terms and conditions to which such parties may agree, and any compensation payable to or by ProMedCo, on the one hand, and such ADC Employees, on the other hand, shall not constitute Net Clinic Revenues, or ADC
Compensation, and shall otherwise not be subject to the provisions of this Agreement.

         12.3  Proprietary Property.

         12.3.1 Each party agrees that the other party's proprietary property shall not be possessed, used or disclosed otherwise than may be necessary for the performance of this Agreement. Each party acknowledges that its violation of this Agreement would cause the other party irreparable harm, and may (without limiting the other party's remedies for such breach) be enjoined at the instance of the other party. Each party agrees that upon termination of this Agreement for any reason, absent the prior written consent of the other party, it shall have no right to and shall cease all use of the other party's proprietary property, and shall return all such proprietary property of the other party in its possession to the other party.

         12.3.2 ProMedCo shall be the sole owner and holder of all right, title and interest, to all intellectual property furnished by it under this Agreement, including, but not limited to the trade name "Abilene Diagnostic Clinic, P.L.L.C.," all computer software, copyright, services mark and trademark right to any material or documents acquired, prepared, purchased or furnished by ProMedCo pursuant to this Agreement. ADC shall have no right, title or interest in or to such material and shall not, in any manner, distribute or use the same without the prior written authorization of ProMedCo, provided, however, that the foregoing shall not restrict ADC from distributing managed care information brochures and materials without the prior written approval of ProMedCo provided no Proprietary Property of ProMedCo is contained therein. Notwithstanding the preceding, however, ProMedCo agrees that ADC shall be entitled to use on a nonexclusive and nontransferable basis for the term of this Agreement the name "Abilene Diagnostic Clinic, P.L.L.C.," as may be necessary or appropriate in the performance of ADC's services and obligations hereunder.

         12.4 Cooperation. Each of the parties shall cooperate fully with the other in connection with the performance of their respective duties and obligations under this Agreement.

         12.5 Licenses, Permits and Certificates. ProMedCo and ADC shall each obtain and maintain in effect, during the term of this Agreement, all licenses, permits and certificates required by law which are applicable to their respective performance pursuant to this Agreement.

         12.6 Compliance with Rules, Regulations and Laws. ProMedCo and ADC shall comply with all federal and state laws and regulations in performance of their duties and obligations hereunder. Neither party, nor their employees or agents, shall take any action that would jeopardize the other party's participation, if applicable, in any federal or state health program including Medicare and Medicaid. ProMedCo and ADC shall take particular care to ensure that no employee or agent of either party takes any action intended to violate
Section 1128B of the Social Security Act with respect to soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Title XVIII or XIX of the Social Security Act, or for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under Title XVIII or XIX of the Social Security Act.

         12.7 Generally Accepted Accounting Principles (GAAP). All financial statements and calculations contemplated by this Agreement will be prepared or made in accordance with generally accepted accounting principles consistently applied unless the parties agree otherwise in writing.

         12.8 Notices. Any notices required or permitted to be given hereunder by either party to the other may be given by personal delivery in writing or by registered or certified mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties at the addresses appearing on the signature page of the Agreement, but each party may change such party's address by written notice given in accordance with this Section. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of three days after mailing.

         12.9 Attorneys' Fees. ProMedCo and ADC agree that the prevailing party in any legal dispute among the parties hereto shall be entitled to payment of its attorneys' fees by the other party.

         12.10 Severability. If any provision of this Agreement is held by a court of competent jurisdiction or applicable state or federal law and their implementing regulations to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

         12.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof will be settled by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall occur within the County of Taylor, State of Texas, unless the parties mutually agree to have such proceedings in some other locale. The arbitrator(s) may in any such proceeding award attorneys' fees and costs to the prevailing party.

         12.12 Construction of Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties agree that the terms and provisions of this Agreement embody their mutual interest and agreement and that they are not to be construed more liberally in favor of, nor more strictly against, any party hereto.

         12.13 Assignment and Delegation. ProMedCo shall have the right to assign its rights hereunder to any person, firm or corporation controlling, controlled by or under common control with ProMedCo and to any lending institution, for security purposes or as collateral, from which ProMedCo or the Parent obtains financing for itself and as agent. Except as set forth above, ProMedCo shall not have the right to assign its rights and obligations hereunder without the written consent of ADC. ADC shall have the obligation to assign its right and obligations hereunder to a successor entity, provided ProMedCo shall have given its prior written consent to such assignment. Except as set forth above, ADC shall not have the right to assign its rights and obligations hereunder without the written consent of ProMedCo. ADC may not delegate any of ADC's duties hereunder, except as expressly contemplated herein; however, ProMedCo may delegate some or all of ProMedCo's duties hereunder to the extent it concludes, in its sole discretion, that such delegation is in the mutual interest of the parties hereto.

         12.14 Confidentiality. The terms of this Agreement and in particular the provisions regarding compensation, are confidential and shall not be disclosed except as necessary to the performance of this Agreement or as required by law.

         12.15 Waiver. The waiver of any provision, or of the breach of any provision of this Agreement must be set forth specifically in writing and signed by the waiving party. Any such waiver shall not operate or be deemed to be a waiver of any prior or future breach of such provision or of any other provision.

         1.2.16 Headings. The subject headings of the articles and sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         12.17 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person, firm or corporation other than the parties hereto and their respective successors or assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, as third party beneficiaries or otherwise, and all of the terms, covenants and conditions hereof shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

         12.18 Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

         12.19 Modifications of Agreement for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel for both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, or in the event the Texas State Board of Medical Examiners or other authority with legal jurisdiction shall, solely by virtue of this Agreement, initiate an action to revoke, suspend, or restrict the license of any physician retained by ADC to practice medicine in the State of Texas, ADC and ProMedCo shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between ADC and ProMedCo. In the event it is not possible to amend this Agreement to preserve in all material respects the underlying economic and financial arrangements between ADC and ProMedCo, this Agreement may be terminated by written notice by either party within 90 days from date of such interpretation or action, termination to be effective no sooner than the earlier of 180 days from, the date notice of termination is given or the latest possible date specified for such termination in any regulatory order or notice. Termination pursuant to this Section 12.19 by ADC shall require the affirmative vote of a majority of Physician Members.

         12.20 Whole Agreement; Modification. A contract in which the amount involved exceeds $50,000 in value is not enforceable unless the Agreement is in writing and signed by the party to be bound or by that party's authorized representative. The rights and obligations of the parties hereto shall be determined solely from written agreements. Documents and instruments, and any prior oral agreements between the parties are superseded by and merged into such writings. This Agreement (As amended in writing from time to time), the exhibits, and the schedules delivered pursuant hereto represent the final agreement between the parties hereto and may not be contradicted by; evidence of prior, contemporaneous, or subsequent oral agreements by the parties. There are no unwritten oral agreements between the parties. This paragraph is included herein pursuant to Section 26.02 of the Texas Business and Commerce Code, as amended from time to time.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PROMEDCO OF ABILENE, INC.,

WAYNE POSEY
Address:          801 Cherry Street - Suite 1050 Fort Worth, Texas 76102
                  ------------------------------


ABILENE DIAGNOSTIC CLINIC, P.L.L.C.


Name:
Title:
Address:

Allocation of Risk Pool SuMiuses

         ProMedCo shall receive a percentage of the Risk Pool Surpluses, or shall be responsible for a percentage of any deficits if the Risk Pool Surpluses are in a deficit position pursuant to Section 11.9. ProMedCo's percentage shall be based on the cumulative risk pool savings that have occurred during the entire term of this Agreement, including any renewals. The percentage shall be based on the graduated scale as shown below:

Cumulative Risk Pool Sug2ju                          ProMedCo %
[*]

The distribution of Risk Pool Surpluses shall be made on an annual basis no later than 90 days after the conclusion of each contract year of this Agreement, and after a full analysis of an Incurred But Not Reported (IBNR) liabilities. Once the final balance of Risk Pool Surpluses has been calculated, [*]% of that amount shall be distributed, with the final [*]% held for an additional 6 months to pay for any unanticipated claims. At the end of that 6 months, any funds remaining from the [*]% reserved shall be distributed.


                                                        A-1



CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Qpening Balance Sheet

Current Assets
Cash
Accounts Receivable Prepaid
Other Current Assets Total Current Assets

Other Assets
Investments
Deposits
Other Assets
Total Other Assets

Property and Equipment
Land
Buildings
Building Fixed Equipment Equipment
Capitalized Lease Equipment Accrued Depreciation
Total Property and Equipment

Intangibles
Organization Cost
Loan Cost
Non-Compete Covenants
Other Intangibles
Total Intangibles

TOTAL ASSETS
Current Liabilities
Accounts Payable
Notes Payable
Payroll & Taxes Payable
Accrued Expenses
Accrued Interest
Cur-rent Maturities- Leases
Current Maturities - Notes
Other Current Liabilities
Total Current Liabilities

Other Liabilities
Deficit in Limited Liability Company
Deferred Credits

Total Other Liabilities

Long Term Payables Mortgages
Notes Payable Lease Obligations Total Long Term Payables

Members Capital Account
Contributed Capital
Accumulated Income or Deficit
Total Members Equity

TOTAL LIABILITIES AND CAPITAL ACCOUNT